EXHIBIT 10.40

SEPARATION AGREEMENT AND GENERAL RELEASE

Section 1.    SPECIAL SEVERANCE BENEFITS

I, Susan B. Esler, understand that on September 30, 2015 (“Release Date”), my employment with Ashland Inc. (the “Company” or “Ashland”) will end. I am signing this Separation Agreement and General Release in return for the special severance benefits offered to me by Ashland, which are more than would otherwise be provided to me upon termination. Specifically, I understand that I will receive the severance benefits more fully described in Attachment I (Summary of Benefits), which is hereby incorporated by reference.

Section 2.    COMPLETE RELEASE OF LIABILITY

(a)
General Release. In exchange for these special severance benefits offered by Ashland, I completely release all claims I may have at this time against Ashland, its divisions, subsidiaries, insurers and affiliates, their successors and assigns, and their officers, directors or employees (collectively referred to hereafter as “Releasees”). This Release is intended to be a broad release and shall apply to any relief, no matter how denominated, including, but not limited to, claims for future employment, rights or causes of action for wages, backpay, front pay, compensatory damages, punitive damages, or attorneys fees. I also agree that I will not file any such claim and I hereby agree to indemnify and hold Releasees harmless from any such claim. In addition, I agree to waive the right to receive any recovery under any charge or lawsuit filed on my behalf.

(b)
Extent of Release. This release includes all claims I may have which relate either to the time of my employment or to my termination, except the claims mentioned in Section 2(c) below. Some of the types of claims that I am releasing, although there also may be others not listed here, are claims under local, state or federal law relating to:

1.	Discrimination on the basis of sex, race, color, national origin, religion, disability or veteran status;

2.
Restrictions, if any, upon the rights of Ashland to terminate its employees at will, including (i) violation of public policy, (ii) breach of any express or implied covenant of the employment contract, and (iii) breach of any covenant of good faith and fair dealing;

3.	Discrimination on the basis of age, including claims under the Age Discrimination in Employment Act (the “ADEA”), which is located at 29 United States Code, Sections 621 through 634;

4.	Payments, if any, that might otherwise be owed and payable to me pursuant to the Workers’ Adjustment and Retraining Notification (WARN) Act; and

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5.	Civil actions relating to negligence, defamation, invasion of privacy, fraud, misrepresentation, or infliction of emotional or mental distress.

(c)	Exceptions to Release. The only claims that this release does not include are claims related to:

1.	Claims for benefits to which I am entitled under this special severance offer;

2.	Any applicable worker’s compensation or unemployment compensation laws;

3.	My rights under the employee benefit plans of the Company that are governed by the Employee Retirement Income Security Act of 1974, as amended (ERISA), in effect as of my Release Date; and

4.	Any claims that the law states may not be waived.

Section 3. CONSEQUENCES OF BREACHING MY PROMISES IN SECTION 2.

If I breach my promise in Section 2 of this General Release and file a claim or lawsuit based on what I released or waived in this General Release, I agree to pay for all liabilities and costs incurred by Releasees, including reasonable attorneys’ fees, in defending against my claim or lawsuit. Provided, however, that this provision shall not apply to any alleged breach due to a challenge of the validity of the ADEA waiver contained herein.

Section 4.    CONFIDENTIALITY

I understand and agree that I have acquired Company Information as defined herein. I further understand and agree that such Company Information has been disclosed to me in confidence and for Company use only. I will not disclose or communicate Company Information to any third party, and I will not make use of Company Information on my own behalf, or on behalf of any third party.

I further agree that in exchange for the consideration received hereunder, I will not work for, provide services to or otherwise engage in any work for the benefit of a direct competitor of Ashland during my Payroll Continuation Period. I understand that this does not impair by ability to pursue immediate employment with other businesses that are not deemed direct competitors of the Company. Further, I agree that I will continue to be bound by the terms of any non-competition, non-solicitation, non-disclosure and/or confidentiality agreements in effect on my Release Date, whether executed by me during the course of my employment with the Company, or executed by me during the course of my employment with a prior employer and subsequently assigned to the Company, the terms and conditions of which are incorporated herein by reference, to the extent the same are not inconsistent with the specific provisions set forth in this Section 4. I also understand that my eligibility to receive benefits under certain executive compensation plans and programs of the Company may also be subject to additional restrictive covenants, and my eligibility to receive

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those benefits continue to be governed by the terms and conditions of the relevant plans and programs, the terms and conditions of which are also incorporated herein by reference, and nothing contained in this Agreement shall be construed to relieve me of my obligations thereunder.

Section 5.	RETURN OF COMPANY INFORMATION AND PROPERTY

I agree that on or prior to my Release Date I shall return to the Company all Company Information and related reports, maps, files, memoranda, and records; credit cards, cardkey passes; door and file keys; computer access codes; software; and other physical or personal property which I received or prepared or helped prepare in connection with my employment.

I further represent that I have not retained and will not retain any copies, duplicates, reproductions, or excerpts thereof. I understand that the term “Company Information” as used in this Agreement refers to information obtained during my employment with Ashland, and/or any division, subsidiary, or affiliate of Ashland, and includes (a) confidential information including, without limitation, information received from third parties under confidential conditions; and (b) other technical, business, or financial information, the use or disclosure of which might reasonably be construed to be contrary to the interests of the Company.

Section 6.    ADVICE TO CONSULT WITH ATTORNEY

I understand that I am advised to consult with an attorney before signing this General Release.

Section 7.    PERIOD FOR REVIEW AND COVERAGE OF OFFER

I understand and agree that I have been given at least 21 days to review and consider this General Release. I understand that I may use as much or as little of this period of time as I wish to prior to reaching a decision regarding the signing of this General Release. I understand that if I sign this General Release prior to my Release Date or if I do not sign, date, and return this General Release by October 21, 2015 the General Release will not be valid and I will not receive the special severance benefits under the terms of this special severance offer.

Section 8.	EFFECTIVE DATE AND MY RIGHT TO REVOKE GENERAL RELEASE

In accordance with federal law, I understand that this General Release may be revoked by me at any time within seven (7) calendar days after the date of execution noted below. To be effective, the revocation must be in writing and delivered to Jodi Lewis, Director Ashland Inc. Human Resources, 5200 Blazer Parkway, Dublin, OH 43017, either by hand or mail within a seven (7) day period following my execution of this General Release. If delivered by mail, the recision must be:

1.	Postmarked within the seven (7) day period;

2.	Properly addressed as noted above; and

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3.	Sent by Certified Mail, Return Receipt Requested.

I understand that this General Release and my acceptance of it shall not become effective or enforceable until the seven (7) day revocation period expires.

Section 9.    GOVERNING LAW

It is agreed that this General Release shall be interpreted in accordance with the laws of the Commonwealth of Kentucky.

Section 10.    PARTIAL INVALIDITY OF THE GENERAL RELEASE

I agree that if any term or provision of this General Release is determined by a court or other appropriate authority to be invalid, void, or unenforceable for any reason, the remainder of the terms and provisions of this General Release shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 11.    MMSEA REPORTING REQUIREMENTS

I understand that pursuant to Section 111 of the Medicare, Medicaid, and SCHIP Extension Act of 2007 ( MMSEA), if I have applied for Medicare prior to the execution of this agreement, or if I am likely to become eligible for Medicare within twelve (12) months thereafter, the Centers for Medicare Services will be notified of this agreement.

Section 12.    COMPLETE AGREEMENT

It is agreed that the foregoing constitutes the entire agreement between the Employee and the Company, and except for those written agreements specifically incorporated herein by reference, that there are no other agreements, oral or written, express or implied, relating to any matters covered by this Agreement, or any other agreement in effect and relating to any other matter whatsoever, whether or not within the knowledge or contemplation of either of the Parties at the time of execution of this Agreement.

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I M P O R T A N T N O T I C E

I acknowledge that:

•	I have read this General Release and I understand fully its final and binding effect;

•	The only promises made to me to sign this General Release are those stated herein;

•	I am signing this General Release voluntarily; and

•
I have no other claim or expectation of any additional pay or benefits incident to my Employment. The benefits I am receiving for this General Release are in lieu of, and fully satisfy, all monetary amounts, if any, to which I might otherwise be entitled under federal or state statute or common law.

ASHLAND INC.

/s/ Susan B. Esler	/s/ Peter J. Ganz
SUSAN B. ESLER	Signature of Company Representative

October 1, 2015	Sr. VP, General Counsel & Secretary
Date of Execution by Employee	Title of Company Representative
(DO NOT SIGN PRIOR TO RELEASE DATE)

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Attachment 1
SUMMARY OF SPECIAL SEVERANCE BENEFITS,
EMPLOYEE BENEFITS AND MISCELLANEOUS PROVISIONS

On September 30, 2015 (your “Release Date”), your active employment with the Company will end. After your Release Date, you will receive severance benefits equal to 78 weeks of base pay, paid over the period from October 1, 2015 through March 29, 2017, and calculated using your rate of base pay in effect on your Release Date.

You are eligible to receive payment of your severance benefits as payroll continuation (your “Payroll Continuation Period”). During your Payroll Continuation Period you will receive bi-weekly payments of your base pay, less applicable withholding of taxes, etc. Vacation payments are considered to be paid first before your severance payments begin. Any severance pay still owed to you at the end of your 78 week Payroll Continuation Period will be paid to you in a lump sum, less applicable withholding of taxes, etc. Each installment of payroll continuation will be treated as a separate payment for purposes of Code §409A.

During your Payroll Continuation Period, your participation in the Company's employee benefit plans (except as otherwise stated herein) will continue as if you were a regular, active employee. If you should die during this period, then all remaining payroll continuation payments will be made in a lump sum to your estate. Your employment termination date will be the last day of your Payroll Continuation Period (your “Termination Date”).

Program benefits will not begin until after you have executed the Separation Agreement and General Release and it becomes valid. In the event you do not sign and return this Separation Agreement and General Release within the time period provided herein, or you revoke your acceptance of the General Release within the 7-day period provided for revocation, you understand and agree that your employment will be deemed to have terminated on your Release Date, and you will not be eligible for any benefits under this Agreement, or under Ashland’s Severance Pay program.

The following summarizes selected terms and conditions from some of the employee benefit plans in which you may have participated. The actual terms of these plans are in their plan documents. You should refer to the relevant summary plan description for more information on a particular plan and the effect that your severance has with regard to that plan.

PENSION PLAN

If eligible, your rights under the Ashland Hercules Pension Plan (Pension Plan) will be based on the plan terms and the company’s records of your employment and plan benefit on your Termination Date. If you have a vested benefit you will be eligible for an immediate pension benefit commencing as of the first day of the month coincident with or next following your Termination Date. Such benefits will not be automatically distributed. You will have to make a proper election for a distribution to begin. In addition, if your pension benefit is calculated using the retirement growth account formula, then you will continue to earn interest on

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your pension benefit during your Payroll Continuation Period. Because contributions to your pension stopped effective December 31, 2010, no additional contributions will be made to your pension during your Payroll Continuation Period. However at the end of your Payroll Continuation Period, the Company will provide you with a lump sum payment, less applicable tax withholdings, calculated by multiplying your severance amount by your enhanced Savings Plan contribution percentage. This payment will be made within 15 days of your Termination Date; provided, however, if the Company should determine that this payment would constitute deferred compensation under Code §409A, then this payment will be made no earlier than the first day of the seventh calendar month after the calendar month in which your Date of Termination occurs, or the earliest time permitted that will not trigger a tax or penalty under Code §409A.

MEDICAL AND DENTAL

If you are enrolled in the Medical or Dental plan on your Release Date, you will be eligible to continue your participation during your Payroll Continuation Period at the same contribution rates which apply to regular, active employees. You will be allowed to enroll in the plan or plans for which you are otherwise eligible during your Payroll Continuation Period on the same basis as an active employee. This could happen if an annual enrollment occurred and you were still on Payroll Continuation during the next year. This could also occur if you experience an election change event during your Payroll Continuation Period. You should refer to the relevant summary plan description for more information.

If you are retirement eligible on your Termination Date, you may be eligible for retiree coverage under the Medical Plan and the Dental Plan. Dental coverage during retirement is only available if you were covered by the plan on your Termination Date. Your dental coverage during retirement also must end on the last day of the month before the month in which you attain age 65. Medical coverage during retirement is generally only available if you were covered by the plan on your Termination Date. The exceptions to this general rule are described in the summary plan description. If you elect retiree coverage, it would begin at the end of your Payroll Continuation Period. Your retiree contributions would be determined using your service to your Termination Date. Although your Payroll Continuation Payments will extend into 2016, if you elect to commence retire medical coverage immediately following the date on which your Payroll Continuation period ends, then for the purposes of your continued eligibility for retiree medical coverage after you reach age 65 you will be considered to have retired effective December 1, 2015.

You will not be eligible to elect COBRA continuation coverage at the end of your Payroll Continuation Period, because your coverage during payroll continuation will exhaust your maximum period of eligibility for continued coverage under COBRA, which is 18 months for a reduction in working hours, which is what occurred on your Release Date.

HEALTH SAVINGS ACCOUNT

If you are enrolled in a Health Savings Plan on your Release Date, then during your Payroll Continuation Period you can continue to make contributions to your HSA and be eligible for Company contributions, so

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long as you continue to participate in a Company-provided medical plan that qualifies as a High Deductible Health Plan (HDHP). You may also make contributions by enrolling in a qualifying HDHP offered by a third-party, but if you choose third-party coverage you will not be eligible for any further Company contributions to your HSA. In general, after your Payroll Continuation period ends, you may continue to contribute to your HSA either through electing retiree medical or COBRA continuation coverage under a Company-provided HDHP, or as a result of your enrollment in a medical plan offered by a third-party that qualifies as a HDHP. You may also be able to make retroactive contributions to your HSA if there were prior periods when you could have made contributions but did not do so. Generally, your ability to contribute for periods in a calendar year when you were covered by a HDHP ends on April 15th of the subsequent calendar year. Regardless of whether you continue to make contributions to your HSA after your Payroll Continuation Period ends, the funds in your HSA are yours to keep, and can be used to pay for eligible medical expenses for you and your tax dependents in accordance with all applicable withdrawal rules. For more information, refer to IRS Publication 969 (www.irs.gov/pub/irs-pdf/p969.pdf) or contact your tax advisor.

LIFE INSURANCE

Your non-contributory life insurance will continue during your payroll continuation period. The level of your contributory life coverage in effect on your Release Date will also continue during your payroll continuation period at the contribution rate for active employees of your age. You will not be allowed to increase the level of your contributory life coverage. If you did not have contributory life coverage before your Release Date you will not be allowed to elect any such coverage after your Release Date.

The level of any spouse and dependent child life insurance coverage you had on your Release Date will also continue during your payroll continuation period at the contribution rate for active employees of your age. You will not be allowed to increase the level of such spouse or dependent child life insurance coverage. You also will not be able to add any spouse or dependent child life coverage after your Release Date if you did not have that coverage before your Release Date.

You also have accidental death and dismemberment insurance equal to the amount of non-contributory life insurance during your payroll continuation period. If you want to decrease or cancel your contributory, spouse or dependent child coverage, call the HR Call Center at (800) 782-4669. You can make this kind of change within 45 days of your Release Date. You can reduce your coverage as previously described at other times if allowed under the terms of the plan.

If you are retirement eligible on your Termination Date, you will be eligible for company-paid retiree life coverage equal to $10,000. Contributory, spouse, dependent child and accidental death and dismemberment coverage end at your Termination Date.

You may be eligible to continue your non-contributory and/or contributory life insurance coverage, spouse and dependent child life coverages after your Payroll Continuation Period ends.

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Continuing this coverage, though, is strictly between you and the applicable insurance companies that provide this coverage. You have a 31-day window following the last day of your Payroll Continuation Period to arrange to continue these coverages. To find out more about continuing these coverages contact the HR Call Center at (800) 782-4669.

FLEXIBLE SPENDING ACCOUNTS PLAN

You may participate in both the Dependent Day Care and Health Care Accounts under the Flexible Spending Accounts Plan during your Payroll Continuation Period on the same basis as an active employee. Thereafter, you may have rights to continue your Health Care Account coverage by making a COBRA election. Ashland's Employee Benefits Department will provide you with a summary of your COBRA rights that will tell you how to elect to continue coverage under the Health Care Account. A COBRA election can only continue your participation in the Health Care Account through the end of the calendar year in which your Payroll Continuation Period ends.

Any amount you have remaining in the Dependent Care Account and/or the Health Care Account is available to reimburse you for covered services incurred before the date your coverage under the particular account ends. Claims for services performed after your coverage ends are not eligible for reimbursement. Claims for reimbursement must be filed by June 30 in the calendar year following the year in which the covered expenses were incurred. Any amounts in your accounts that are not used will be forfeited according to IRS rules.

EMPLOYEE SAVINGS PLAN

You will not be eligible to participate in the Employee Savings Plan during your Payroll Continuation Period. Following your Release Date, no additional contributions by you or the Company can be made to the Employee Savings Plan. Upon your Termination Date, you will have a number of withdrawal options. If your account is valued at more than $1,000 on your Termination Date, you have the option of leaving your account in the plan. If your account is valued at $1,000 or less, it will be paid to you as a mandatory lump sum cash-out. If you have an unpaid loan, you may continue to make monthly payments after your Termination Date. Fidelity will send you payment instructions approximately 4 weeks following your Termination Date. To receive Savings Plan information, call Fidelity Investments at (800) 827-4526. You may also access Savings Plan information on the Internet by clicking “Access My Account” under NetBenefits at www.401k .com.

LONG TERM DISABILITY, SUPPLEMENTAL LONG TERM DISABILITY

You are not eligible to participate in the company provided Long Term Disability Plan or the Supplemental Long Term Disability Plan during your Payroll Continuation Period. Therefore, your coverage under Long Term Disability Plan and the Supplemental Long Term Disability Plan, if enrolled, will end on your Release Date.

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VOLUNTARY AD&D

If enrolled, you will continue to be eligible for voluntary AD&D coverage during your Payroll Continuation Period. Your participation will end on your Termination Date. The level of your coverage on your Release Date will continue during your payroll continuation period at the contribution rate for active employees of your age. You will not be allowed to increase the coverage. You may decrease or cancel your coverage as allowed under the terms of the plan. If you did not have this coverage before your Release Date you will not be allowed to elect any such coverage after your Release Date.

You may be eligible for conversion privileges within 31 days after the end of your Payroll Continuation Period. To find out if this applies to you contact the HR Call Center at (800) 782-4669. They will be able to give you contact information for the applicable insurance company.

OCCUPATIONAL ACCIDENTAL DEATH AND DISMEMBERMENT AND TRAVEL ACCIDENT INSURANCE PLAN

Your coverage under the Occupational Accidental Death and Dismemberment Plan and the Travel Accident Insurance Plan ends on your Release Date.
VISION COST ASSISTANCE PLAN

You will remain eligible for the Vision Plan during your Payroll Continuation Period. If you are enrolled for this coverage, it will end on your Termination Date, although you may be able to elect COBRA continuation of coverage at that time. The COBRA qualifying event is the occurrence of your Release Date, which constitutes a reduction in working hours. Therefore, coverage during your Payroll Continuation Period counts towards your maximum period of continued coverage under COBRA. That maximum period is 18 months for a reduction in working hours.

VOLUNTARY BENEFITS: LEGAL PLAN; GROUP AUTO AND HOMEOWNERS INSURANCE; LONG TERM CARE INSURANCE; PET INSURANCE

You will remain eligible to participate in the Legal Plan and the Group Auto and Homeowners Insurance, Long Term Care Insurance and Pet Insurance plans during your Payroll Continuation Period. You may retain your enrollment or initiate enrollment in the Legal Plan during the annual enrollment effective for the next calendar year if your Payroll Continuation Period extends into that calendar year. You may enroll in the other plans at any time during the year while on Payroll Continuation. You may continue the relevant coverage after your Termination Date on the same basis as any other former employee by contacting the plan administrator, Marsh Employer Benefits, at (877) 345-5643.

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ADOPTION ASSISTANCE PROGRAM

You remain eligible for the Adoption Assistance Program during your Payroll Continuation Period. Expenses that arise on or after your Termination Date are not covered.

MISCELLANEOUS PROVISIONS

UNUSED VACATION/SICK PAY

You will be paid for remaining earned and accrued vacation in a lump sum, less applicable withholdings, within 15 days of your Release Date, based on the amount earned and accrued as of your Release Date. You will not receive additional vacation or sick pay accruals during your Payroll Continuation Period and you will not be paid for any unused sick pay.

CREDIT UNION

If you are currently a member, you will continue to be eligible to fully participate in the Credit Union during your Payroll Continuation Period. Upon your Termination Date, you will be eligible to participate in the Credit Union to the same extent as other retirees.

EDUCATIONAL REIMBURSEMENT

If the course has been approved for reimbursement prior to your Release Date and will be completed within six months of your Release Date, you will be reimbursed for approved costs provided you complete the course within policy guidelines. To be reimbursed, you must provide the following:

1.	Your name, social security number, complete mailing address and phone number;

2.	An itemized receipt for tuition and fees issued by the educational institution; and

3.	A grade report from the educational institution.

All of the above information should be sent to: Ashland Inc., Education Assistance Administrator, Corporate Human Resources, 3499 Blazer Parkway, Lexington, KY 40509.

MATCHING GIFTS

You are eligible to participate in the Matching Gifts Program during your Payroll Continuation Period and after your Termination Date in accordance with the program.

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EMPLOYEE ASSISTANCE PROGRAM

Your participation in the Employee Assistance Program will end on your Release Date.

EXPENSES

If you have incurred any expenses that are reimbursable by the Company, you should submit an approved Expense Report to your supervisor, along with required receipts immediately. In the event there is an outstanding balance owed to Ashland for any charges on your corporate credit card or purchasing card account(s) that are not properly reimbursable under Ashland’s reimbursement Policies, you understand and agree that Ashland will make deductions from your severance benefits in order to cover such balance(s).

UNEMPLOYMENT COMPENSATION

State laws control whether you are eligible to receive unemployment compensation. If you decide to file for unemployment compensation, the Company is obligated to inform the state’s unemployment commission of the nature of your termination.

VERIFICATION OF EMPLOYMENT

The Company will only verify dates of employment and last job title, department and work location. The Company will only release other information concerning your employment as required by Company policy or law.

FUTURE CORRESPONDENCE

Any future information from the Company will be sent to the address you currently have on file (i.e. employee benefit information, W-2’s, etc.) Should your address change in the near future you should contact the HR Call Center at (800) 782-4669.

IMPORTANT NOTE ABOUT THIS SUMMARY

Details on the benefits from the employee benefit plans discussed above are provided in the summary plan description booklet for each plan. In all events, the rights and obligations of the Company and all covered employees, beneficiaries or other claimants are governed solely by the terms of the official documents under which each particular plan, policy or program is operated.

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ADDENDUM TO SUMMARY OF SEVERANCE BENEFITS,
EMPLOYEE BENEFITS AND MISCELLANEOUS PROVISIONS FOR
RETIREMENT ELIGIBLE EMPLOYEES IN BANDS 21 - 24

INCENTIVE COMPENSATION

If and when payments are made, you will be eligible to receive a payment under the Incentive Compensation plan for FY2015. Your payment will be made in accordance with all other terms and conditions of the plan.

RESTRICTED STOCK AND STOCK APPRECIATION RIGHTS

The vesting of any shares of restricted stock previously granted to you by Ashland that are not vested on your Release Date, but which would have vested, under the terms of the grant, on or before March 29, 2017 will be accelerated, and those shares of Restricted Stock will be immediately vested as of your Release Date. All other shares of Restricted Stock that are not vested as of your release Date will be forfeited. Stock options and/or stock appreciation rights will continue to vest during your Payroll Continuation Period, and if vested as of your Termination Date will be exercisable for their remaining term(s). Any options and/or stock appreciation rights that are not vested as of your Termination Date will be forfeited. Please check the plan language of your award agreement, or contact the HR Call Center at (800) 782-4669 if you have any questions about the vesting schedule for any prior grants of restricted stock, or the vesting schedule and term for exercising vested options/stock appreciation rights.

LTIP

If and when payments are made, you will receive prorated payments of any amount(s) you would have otherwise been eligible to receive under Ashland's Long Term Incentive Plans for the 2013-2015, 2014-2016, and 2015-2017 plan cycles. Payments under these plans will be pro-rated through your Release Date, i.e. for the 2013-2015 plan cycle, your payment will be based on the full fiscal year; however for the 2014-2016 plan cycle it will be based on 24 of 36 months and for the 2015-2017 plan cycle your payment will be based on 12 of 36 months. Your payments will also be based on actual plan measures, as specified in the plans and your awards under the plans, through the entire three-year plan cycles (including adjustments for unusual items), and made in accordance with all other plan terms.

Deferred Compensation

During your Payroll Continuation Period, you are not permitted to defer any portion of your payroll continuation payments. However any IC received for FY2015, and LTIP received in 2015 for the FY 2013-2015 plan cycle can be deferred, if you previously elected to do so when making your FY 2015 deferred compensation plan ("DCP") elections. Upon your Release Date, you will receive distribution of your "DCP" account(s) in accordance with your DCP election(s) subject to the requirements of Code §409A. Any changes regarding the distribution of your DCP account(s) must be made in accordance with plan terms and are subject to the requirements of Code §409A.

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Financial Planning
You will be reimbursed for eligible financial planning expenses incurred through the end of calendar year 2018.

Non-qualified Pension Plan and SERP

If eligible, and if you have a vested benefit under the Non-Qualified Pension Plan and/or the SERP, you will be entitled to receive the benefit provided under such plan in accordance with the terms of each plan and subject to the requirements of Code §409A. For purposes of determining your benefits under the Non-Qualified Pension Plan, your compensation history will be determined as of your Termination Date. For purposes of determining your benefits under the SERP, your compensation history will be determined as of your Release Date.

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